Exhibit 99.1

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 ¡ 800 ¡ TO ¡ SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

SYKES ENTERPRISES, INCORPORATED REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

--Higher underlying revenue growth aids diluted earnings per share

--Strong cash flow from operating activities sustains reinvestment and reinforces balance sheet strength

--Updating 2016 business outlook

TAMPA, FL – August 1, 2016 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global business process outsourcing (BPO) leader in providing comprehensive inbound customer engagement services to Global 2000 companies, announced today its financial results for the second-quarter ended June 30, 2016.

Second Quarter 2016 Financial Highlights

●

Second quarter 2016 revenues of $364.4 million increased $56.9 million, or 18.5%, from $307.5 million in the comparable quarter last year; on a constant currency and organic basis – which exclude $1.6 million and $36.4 million in revenue contribution from the acquisitions of Qelp and Clearlink, which closed in the third quarter of 2015 and second quarter of 2016, respectively – second quarter 2016 revenues increased 7.4% comparably, with the broad-based increase in demand driven by program expansion and wins with new and existing clients across the communications, financial services, transportation and leisure, healthcare, technology and other verticals (“other vertical” reflects the contribution from the retail vertical, among others)

●

Second quarter 2016 operating margin was 3.7% versus 5.9% in the same period last year, with the current quarter results inclusive of the impact of incremental acquisition related amortization of intangibles and certain transaction costs (i.e., M&A and legal fees, etc. of $3.0 million on a pre-tax basis, or 81 basis points) associated with the acquisition of Clearlink; on a non-GAAP basis (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 6 for reconciliation), second quarter 2016 operating margin was 6.1% versus 7.1% in the same period last year with the delta driven partly by costs associated with capacity additions and the corresponding program ramps coupled with higher incentive compensation

●

Second quarter 2016 diluted earnings per share were $0.22 versus $0.31 in the comparable quarter last year, with the decline due to a combination of factors, including costs associated with higher levels of comparable capacity addition and ramps, transaction costs related to the Clearlink acquisition, increased incentive compensation and a higher effective comparable tax rate in the second quarter of 2016, all of which was partially offset by lower other expenses

●

On a non-GAAP basis, second quarter 2016 diluted earnings per share were unchanged at $0.36 on a comparable basis versus the same period last year (see Exhibit 6 for reconciliation) due largely to the above-mentioned factors.

Second quarter 2016 diluted earnings per share, however, were higher relative to the Company’s May 2016 business outlook range of $0.29 to $0.31, driven by contribution from the Clearlink acquisition, lower other expenses and a lower-than-forecasted effective tax rate

●

Consolidated capacity utilization rate decreased to 78% in the second quarter of 2016 from 80% in the same period last year due to a significant increase in the comparable seat count related to projected client demand; the second quarter 2016 capacity data also includes roughly 1,400 seats from the Clearlink acquisition, which had a utilization of 74%

Americas

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 22.2% to $305.2 million, or 83.8% of total revenues, for the second quarter of 2016 compared to $249.7 million, or 81.2% of total revenues, in the same prior year period. Excluding the acquisition of Clearlink, which added $36.4 million in revenues in the quarter, constant currency organic revenues for the second quarter of 2016 in Americas increased 9.2% comparably, with the increased demand driven broadly by program expansion and wins with new and existing clients across the communications, financial services, transportation and leisure, healthcare, and other verticals (“other vertical” reflects the contribution from the retail vertical, among others).

Sequentially, revenues generated from the Americas region increased 16.5% to $305.2 million from $262.1 million, or 81.7% of total revenues, in the first quarter of 2016. Excluding the acquisition of Clearlink, constant currency organic revenues for the second quarter of 2016 in Americas increased 1.7% over the first quarter driven largely by revenues associated with the planned program ramps across clients in the communications, financial services as well as transportation and leisure verticals.

The Americas income from operations for the second quarter of 2016 increased 7.2% to $30.7 million, with an operating margin of 10.1% versus 11.5% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin was 11.9% versus 13.0% in the comparable quarter last year, with the delta mostly driven by costs associated with capacity additions and ramps (see Exhibit 7 for reconciliation).

Sequentially, the Americas income from operations for the second quarter of 2016 decreased 6.9% to $30.7 million, with an operating margin of 10.1% versus 12.6% in the first quarter of 2016 driven by the factors mentioned above. On a non-GAAP basis, the Americas operating margin was 11.9% versus 13.9% in the first quarter of 2016, with the delta driven by the factors mentioned above (see Exhibit 7 for reconciliation).

EMEA

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 2.4% to $59.2 million, representing 16.2% of total revenues, for the second quarter of 2016, compared to $57.8 million, or 18.8% of total revenues, in the same prior year period. On an organic and constant currency basis, which excludes the revenue contribution from the acquisition of Qelp, EMEA revenues decreased 0.3% on a comparable basis driven by program completion in the “other” vertical, which was partially offset by increases in the technology, financial services and transportation and leisure verticals.

Sequentially, revenues from the Company’s EMEA region increased 0.9% to $59.2 million, or 16.2% of SYKES’ total revenues, versus $58.6 million, or 18.3% of SYKES’ total revenues, in the first quarter of 2016. On a constant currency basis, EMEA revenues decreased 1.3% sequentially, driven mostly lower demand levels due to greater number of public holidays.

The EMEA region’s income from operations for the second quarter of 2016 was $2.9 million, or 4.9% of EMEA revenues, versus $3.0 million, or 5.1% of revenues, in the comparable quarter last year. On a non-GAAP basis, the operating margin increased to 5.5% from 5.1% in the year-ago period driven by higher margin profile of Qelp, which was not reflected in the year-ago period’s results (see Exhibit 7 for reconciliation).

Sequentially, the EMEA region’s income from operations for the second quarter of 2016 was $2.9 million, or 4.9% of EMEA revenues, versus $3.4 million, or 5.8% of revenues, in the first quarter of 2016. On a non-GAAP basis, the EMEA operating margin was 5.5% versus 6.4% in the first quarter of 2016 due mostly to public holidays, during which agents receive higher compensation for demand levels that can be lower (see Exhibit 7 for reconciliation).

Other

Other (loss) from operations, which include corporate and other costs, increased to $20.2 million, or 5.6% of revenues in the second quarter of 2016, compared to $13.4 million, or 4.4% of revenues in the prior year period, with the increase a result of transaction costs and higher incentive compensation costs. On a non-GAAP basis, Other increased to 4.7% of revenues in the second quarter of 2016 from 4.4% in the year ago period due to a combination of professional services fees related to the on-going upgrade of the Company’s financial system coupled with higher incentive compensation costs (see Exhibit, 7 for reconciliation).

Sequentially, Other increased to $20.2 million, or 5.6% of revenues, from $16.1 million, or 5.0% of revenues, in the first quarter of 2016, with the increase a result of aforementioned factors. On a non-GAAP basis, Other saw a slight uptick to 4.7% of revenues from 4.6% on a comparable basis due mostly to previously discussed factors (see Exhibit 7 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the second quarter of 2016 was ($0.4) million compared to ($0.6) million for the same period in the prior year, with decrease principally due to foreign currency transaction gains in the second quarter of 2016. These gains result primarily from exchange rate fluctuations in U.S. dollar denominated assets and liabilities held by the Company’s foreign subsidiaries. Other income (expense), net for the second quarter for 2016 reflects approximate ($0.3) million in interest accretion associated with the contingent purchase price of Qelp and the contingent purchase price of acquisitions by Clearlink. This accretion is the present value of the contingent consideration with the resulting spread between the present value and the contingent consideration (see Exhibit 6 for reconciliation).

The Company recorded an effective tax rate of 29.9% for the second quarter of 2016 versus 26.6% in the same period last year and below the estimated 35% provided in the Company’s May 2016 business outlook. The rate differential compared to the same period last year and compared to the business outlook was due to fluctuations in the geographic mix of earnings to higher and lower tax rate jurisdictions.

On a non-GAAP basis, the second quarter 2016 effective tax rate was 32.5% compared to 28.1% in the same period last year and below the estimated 35% provided in the Company’s May 2016 business outlook (see Exhibit 11 for reconciliation) was due to the above-mentioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at June 30, 2016 remained strong with cash and cash equivalents of $273.2 million, of which approximately 89.2%, or $243.8 million, was held in international operations and is deemed to be indefinitely reinvested outside the U.S. Net cash flow from operating activities was up 37.4% to $39.1 million from $28.5 million in the year-ago quarter despite the impact of transaction costs related to the Clearlink acquisition, with the increase driven by changes in operating assets and liabilities, which was primarily a result of timing related to the payroll period. At quarter end, the Company had $272.0 million in borrowings outstanding, with $168.0 million available under its $440.0 million credit facility. On April 1, 2016, the Company announced that it had closed the acquisition of Clearlink with the purchase price of $207.9 million. The Company borrowed against its credit facility to fund the acquisition and provide additional working capital.

Business Outlook

The assumptions driving the business outlook for the third quarter and full-year 2016 are as follows:

--The Company’s business outlook below is updated for the revenue and diluted earnings per share contribution from Clearlink. Clearlink is off to a strong start as second quarter 2016 comparable revenues were up approximately 20%, with expectations to meet both its revenue and diluted earnings per share accretion targets for 2016;

--The Company is, however, adjusting its revenue and diluted earnings per share outlook in its customer contact management business down. Although demand levels remain healthy across the financial services and communications verticals, which continue to be significant drivers of growth in 2016, the speedy pace of a planned ramp, coupled with client-driven program migration to a large new site and program changes within a site in the U.S., have created some unforeseen short-term operational drag among a few clients. In the case of the speedy ramp, the Company has experienced significant volume over-delivery from a client. While the Company has largely delivered the requisite customer experience amid the steep ramp, it has led to short-term workforce challenges, which, in turn, has increased expenses. Whereas in the case of program migration and changes, the net effect is short-term duplicative costs as the migration occurs and absorption of fixed infrastructure costs persist while program changes continue. The Company believes the dynamics at play are discrete in nature and more a function of timing. Still, the impact to full-year revenues from these factors in the Company’s business is expected to be approximately $12 million and approximately $0.18 per diluted per share (approximately $0.02 of which is related to incremental seat capacity growth as discussed below due to still-healthy demand) relative to the Company’s business outlook provided in May 2016;

--The Company added roughly 2,100 seats on a gross basis in the second quarter, with the year-to-date ended June 30, 2016 seats additions totaling 4,500. The total gross seats planned for the full year are now expected to be around 6,900 seats from 5,700 initially. The Company plans to add another 2,000 in gross seats in the third quarter. The Company, however, now plans to rationalize around 1,800 seats in 2016, of which roughly 1,300 have already been rationalized year-to-date ended June 30, 2016. The Company anticipates a net seat count increase of approximately 5,100 in 2016 versus 2015 (All of the preceding seat addition-reduction discussion excludes 1,400 of seat contribution from Clearlink in the second quarter of 2016, with full year total seat count for Clearlink expected to be roughly 1,500);

--The Company’s revenues and earnings per share assumptions for the third quarter and full year 2016 are based on foreign exchange rates as of July 2016. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the third quarter and full-year as discussed above; and

--The Company anticipates total other interest income (expense), net of approximately ($1.7) million for the third quarter and ($4.0) million for the full year 2016. These amounts include the accretion of the contingent consideration, which are expected to be a combined $0.3 million in the third quarter of 2016 and approximately $1.1 million for the year. The incremental interest expense related to the Clearlink acquisition is approximately $0.9 million per quarter, which includes the contingent consideration. The amounts in the other interest income (expense), however, exclude the potential impact of any future foreign exchange gains or losses.

Considering the above factors, the Company anticipates the following financial results for the three months ending September 30, 2016:

●	Revenues in the range of $385.0 million to $393.0 million
●	Effective tax rate of approximately 27.0%; **on a non-GAAP basis, an effective tax rate of approximately 29.0%
●	Fully diluted share count of approximately 42.2 million
●	Diluted earnings per share of approximately $0.37 to $0.41
●	**Non-GAAP diluted earnings per share in the range of $0.46 to $0.50
●	Capital expenditures in the range of $25.0 million to $30.0 million

For the twelve months ending December 31, 2016, the Company anticipates the following financial results:

●	Revenues in the range of $1,467.0 million to $1,480.0 million
●	Effective tax rate of approximately 29.0%; **on a non-GAAP basis, an effective tax rate of approximately 30.0%
●	Fully diluted share count of approximately 42.3 million
●	Diluted earnings per share of approximately $1.39 to $1.45
●	**Non-GAAP diluted earnings per share in the range of $1.80 to $1.86
●	Capital expenditures in the range of $75.0 million to $80.0 million

**See exhibits 10 & 11 for third quarter and full-year 2016 non-GAAP diluted earnings per share and tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, August 2, 2016, at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP income from operations, non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results from operations and how management evaluates and measures such performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global business process outsourcing (BPO) leader in providing comprehensive inbound customer engagement services to Global 2000 companies, primarily in the communications, financial services, healthcare, technology, transportation and retail industries. SYKES’ differentiated end-to-end service platform effectively engages consumers at every touch point in their customer lifecycle, starting from digital marketing and acquisition to customer support, technical support, up-sell/cross-sell and retention. Headquartered in Tampa, Florida, with customer contact engagement centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat, social media and digital self-service. Utilizing its integrated onshore/offshore and virtual at-home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include order processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES, Qelp and Clearlink and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
Revenues	$364,402	$307,453	$320,746
Direct salaries and related costs	(239,442)	(202,143)	(205,555)
General and administrative	(94,335)	(72,651)	(80,510)
Depreciation, net	(11,960)	(11,007)	(10,784)
Amortization of intangibles	(5,263)	(3,435)	(3,627)

Income from operations	13,402	18,217	20,270
Total other income (expense), net	(373)	(626)	(102)

Income before income taxes	13,029	17,591	20,168
Income taxes	(3,891)	(4,679)	(6,214)

Net income	$9,138	12,912	$13,954

Net income per common share:
Basic	$0.22	$0.31	$0.33

Diluted	$0.22	$0.31	$0.33

Weighted average common shares outstanding:
Basic	41,970	42,008	41,704
Diluted	42,101	42,216	42,023

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Six Months Ended
	June 30,	June 30,
	2016	2015
Revenues	$685,148	$631,138
Direct salaries and related costs	(444,997)	(416,070)
General and administrative	(174,845)	(145,378)
Depreciation, net	(22,744)	(22,066)
Amortization of intangibles	(8,890)	(6,866)

Income from operations	33,672	40,758
Total other income (expense), net	(475)	(1,728)

Income before income taxes	33,197	39,030
Income taxes	(10,105)	(10,479)

Net income	$23,092	$28,551

Net income per common share:
Basic	$0.55	$0.68

Diluted	$0.55	$0.67

Weighted average common shares outstanding:
Basic	41,838	42,095
Diluted	42,101	42,328

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 3

	Three Months Ended
	June 30,	June 30,	March 31,
	2016	2015	2016
Revenues:
Americas	$305,211	$249,682	$262,076
EMEA	59,152	57,752	58,625
Other	39	19	45

Total	$364,402	$307,453	$320,746

Operating Income:
Americas	$30,725	$28,669	$32,987
EMEA	2,896	2,969	3,410
Other	(20,219)	(13,421)	(16,127)

Income from operations	13,402	18,217	20,270

Total other income (expense), net	(373)	(626)	(102)
Income taxes	(3,891)	(4,679)	(6,214)

Net income	$9,138	$12,912	$13,954

	Six Months Ended
	June 30,	June 30,
	2016	2015
Revenues:
Americas	$567,287	$513,855
EMEA	117,777	117,247
Other	84	36

Total	$685,148	$631,138

Operating Income:
Americas	$63,712	$61,210
EMEA	6,306	6,757
Other	(36,346)	(27,209)

Income from operations	33,672	40,758

Total other income (expense), net	(475)	(1,728)
Income taxes	(10,105)	(10,479)

Net income	$23,092	$28,551

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 4

	June 30,	December 31,
	2016	2015
Assets:
Current assets	$605,486	$563,037
Property and equipment, net	138,230	111,962
Goodwill & intangibles, net	432,065	246,629
Other noncurrent assets	43,210	26,144

Total assets	$1,218,991	$947,772

Liabilities & Shareholders’ Equity:
Current liabilities	$190,125	$153,175
Noncurrent liabilities	319,972	115,917
Shareholders’ equity	708,894	678,680

Total liabilities and shareholders’ equity	$1,218,991	$947,772

Sykes Enterprises, Incorporated
Supplementary Data
	Q2 2016	Q2 2015
Geographic Mix (% of Total Revenues):
Americas (1)	84%	81%
Europe, Middle East & Africa (EMEA)	16%	19%
Other	0%	0%

Total	100%	100%

(1)  Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q2 2016	Q2 2015
Vertical Industry Mix (% of Total Revenues):
Communications	38%	35%
Financial Services	24%	24%
Technology / Consumer	17%	19%
Transportation & Leisure	8%	8%
Healthcare	5%	5%
Other	8%	9%

Total	100%	100%

	Seat Capacity (2)
	Q2 2016	Q2 2015	Q1 2016
Americas	39,300	33,500	37,000
EMEA	6,400	6,700	6,100

Total	45,700	40,200	43,100

	Capacity Utilization
	Q2 2016	Q2 2015	Q1 2016
Americas	77%	79%	77%
EMEA	79%	86%	82%

Total	78%	80%	78%

(2)  The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the second quarter 2016, the Company had approximately 2,900 agent FTEs working virtually from home. There are no seats associated with Qelp.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 5

	Three Months Ended
	June 30,	June 30,
	2016	2015
Cash Flow From Operating Activities:
Net income	$9,138	$12,912
Depreciation	12,105	11,203
Amortization of intangibles	5,263	3,435
Amortization of deferred grants	(218)	(242)
Changes in assets and liabilities and other	12,813	1,154

Net cash provided by operating activities	$39,101	$28,462

Capital expenditures	$18,204	$8,607
Cash paid during period for interest	$1,091	$367
Cash paid during period for income taxes	$7,448	$8,625

	Six Months Ended
	June 30,	June 30,
	2016	2015
Cash Flow From Operating Activities:
Net income	$23,092	$28,551
Depreciation	23,059	22,458
Amortization of intangibles	8,890	6,866
Amortization of deferred grants	(444)	(441)
Changes in assets and liabilities and other	10,021	(330)

Net cash provided by operating activities	$64,618	$57,104

Capital expenditures	$34,409	$19,476
Cash paid during period for interest	$1,497	$735
Cash paid during period for income taxes	$11,229	$14,231

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 6

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
GAAP income from operations	$13,402	$18,217	$20,270
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,966	3,737	3,726
Merger & integration costs	2,963	-	1,442
Other	-	-	-

Non-GAAP income from operations	$22,331	$21,954	$25,438

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
GAAP net income	$9,138	$12,912	$13,954
Adjustments, net of taxes:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,767	-	2,437
Merger & integration costs	1,838	-	894
Other	213	-	160

Non-GAAP net income	$14,956	$12,912	$17,445

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
GAAP net income, per diluted share	$0.22	$0.31	$0.33
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.09	0.05	0.07
Merger & integration costs	0.04	-	0.02
Other	0.01	-	-

Non-GAAP net income, per diluted share	$0.36	$0.36	$0.42

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 7

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015	2016	2015
GAAP income (loss) from operations	$30,725	$28,669	$2,896	$2,969	$(20,219)	$(13,421)
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,610	3,737	356	-	-	-
Merger & integration costs	29	-	-	-	2,934	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$36,364	$32,406	$3,252	$2,969	$(17,285)	$(13,421)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2016	2016	2016	2016	2016	2016
GAAP income (loss) from operations	$30,725	$32,987	$2,896	$3,410	$(20,219)	$(16,127)
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,610	3,380	356	346	-	-
Merger & integration costs	29	-	-	-	2,934	1,442
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$36,364	$36,367	$3,252	$3,756	$(17,285)	$(14,685)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 8

	Six Months Ended
	June 30,	June 30,
	2016	2015
GAAP income from operations	$33,672	$40,758
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	9,592	7,482
Merger & integration costs	4,405	-
Other	-	-

Non-GAAP income from operations	$47,669	$48,240

	Six Months Ended
	June 30,	June 30,
	2016	2015
GAAP net income	$23,092	$28,551
Adjustments, net of taxes:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	6,204	-
Merger & integration costs	2,732	-
Other	373	-

Non-GAAP net income	$32,401	$28,551

	Six Months Ended
	June 30,	June 30,
	2016	2015
GAAP net income, per diluted share	$0.55	$0.67
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.15	0.12
Merger & integration costs	0.06	-
Other	0.01	0.02

Non-GAAP net income, per diluted share	$0.77	$0.81

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Americas		EMEA		Other (1)
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015	2016	2015
GAAP income (loss) from operations	$ 63,712	$ 61,210	$ 6,306	$ 6,757	$ (36,346)	$ (27,209)
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	8,890	7,482	702	-	-	-
Merger & integration costs	29	-	-	-	4,376	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$ 72,631	$ 68,692	$ 7,008	$ 6,757	$ (31,970)	$ (27,209)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 10

Business Outlook
Third Quarter
2016
GAAP net income, per diluted share	$0.37 - $0.41
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.09
Merger & integration costs	-
Other	-

Non-GAAP net income, per diluted share	$0.46 - $0.50

Business Outlook
Full Year
2016
GAAP net income, per diluted share	$1.39 - $1.45
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.33
Merger & integration costs	0.06
Other	0.02

Non-GAAP net income, per diluted share	$1.80 - $1.86

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 11

	Three Months Ended
	June 30,	June 30,
	2016	2015
GAAP tax rate	30%	27%
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	2%	1%
Merger & integration costs	1%	-
Other	-	-

Non-GAAP tax rate	33%	28%

	Three Months Ended	Year Ended
	September 30,	December 31,
	2016	2016
GAAP tax rate	27%	29%
Adjustments:
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	2%	1%
Merger & integration costs	-	-
Other	-	-

Non-GAAP tax rate	29%	30%